UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 17, 2026
OCEANEERING INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10945	95-2628227
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5875 North Sam Houston Parkway West, Suite 400
Houston,	TX	77086
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (713) 329-4500
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, par value $0.25 per share	OII	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2):
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02(e)    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
CEO Change of Control Agreement and Change of Control Plan and

On March 17, 2026, the Compensation Committee (the “Committee”) of the Board of Directors of Oceaneering International, Inc. (the “Company”) approved an amendment and restatement of the Change of Control Agreement between the Company and Roderick A. Larson, the Company’s President and Chief Executive Officer (the “Amended CEO Change of Control Agreement”) and of the Company’s Change of Control Plan (the “Amended Change of Control Plan”).

The Amended CEO Change of Control Agreement modifies Mr. Larson’s prior Change of Control Agreement by conditioning Mr. Larson’s entitlement to the severance benefits payable under the agreement on his execution of a release of claims in favor of the Company and his compliance with restrictive covenants, including non-competition, non-solicitation, non-disparagement, confidentiality and cooperation, and by providing for outplacement services for 24 months.

The Amended Change of Control Plan modifies the prior Change of Control Plan by, among other things, providing for a prorated short‑term incentive award for the year of termination determined based on actual performance for such year (with any personal goals deemed met at target), payment of any earned but unpaid short‑term incentive award for the prior year, and outplacement services for 12 months.

The foregoing descriptions of the Amended CEO Change of Control Agreement and the Amended Change of Control Plan are general descriptions only and are qualified in their entirety by the full text of such agreement and plan, copies of which are attached as Exhibit 10.1 and Exhibit 10.2, respectively.

Executive Leadership Team Severance Plan

On March 17, 2026, the Committee also adopted the Oceaneering International, Inc. Executive Leadership Team Severance Plan (the “ELT Severance Plan”), which provides for severance benefits to eligible executives, including certain of the the Company’s named executive officers.

Under the ELT Severance Plan, if an executive’s employment is terminated by the Company without “Cause” or by the executive for “Good Reason” (as such terms are defined in the ELT Severance Plan), the executive will be entitled to the following severance benefits:
•An aggregate amount equal to one times (or two times, for the Chief Executive Officer) the sum of the executive’s base salary plus target short-term incentive opportunity, payable in equal installments over 12 months (or 24 months, for the Chief Executive Officer).
•A prorated short‑term incentive award for the year of termination, determined based on actual performance for such year (with any personal goals deemed met at target), and payment of any earned but unpaid short‑term incentive award for the prior year.
•For a period of 12 months (or 18 months, for the Chief Executive Officer), payment of the Company’s portion of the monthly premium for continued coverage under the Company’s medical, dental and vision plans, and continued participation in the Company’s supplemental executive health plan for executives (to the extent permitted by the plan).
•Prorated vesting of equity awards (for performance-based awards, to the extent that the performance goals are met based on performance for the full performance period).

•Outplacement services for 12 months (or 24 months, for the Chief Executive Officer).

These severance benefits are conditioned on the executive’s execution of a release of claims in favor of the Company and the executive’s compliance with restrictive covenants, including non-competition, non-solicitation, non-disparagement, confidentiality and cooperation.

No severance benefits are payable under the ELT Severance Plan to an executive whose employment is terminated by the Company without Cause or by the executive for Good Reason if, in connection with the termination, the executive is eligible for severance benefits under the Amended Change of Control Plan described below or an individual agreement.

The foregoing description of the ELT Severance Plan is a general description only and is qualified in its entirety by the full text of such plan, a copy of which is attached as Exhibit 10.3.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.
Index to Exhibits

10.1 +	Change of Control Agreement between Oceaneering International, Inc. and Roderick A. Larson dated March 17, 2026.

10.2 +	Oceaneering International, Inc. Change of Control Plan, as amended and restated as of March 17, 2026.

10.3 +	Oceaneering International, Inc. Executive Leadership Team Severance Plan, effective as of March 17, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document.)

+	Management contract or compensatory plan or arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEANEERING INTERNATIONAL, INC.

Date:	March 20, 2026	By:	/S/ JENNIFER F. SIMONS
Jennifer F. Simons
Senior Vice President, Chief Legal Officer
and Secretary